UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2020

TUESDAY MORNING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-19658	75-2398532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

(972) 387-3562
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As previously disclosed, on May 27, 2020 (the “Petition Date”), Tuesday Morning Corporation and certain of its direct and indirect subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). The Chapter 11 Cases are being administered jointly under the caption “In re: Tuesday Morning Corporation, et. al., Case No. 20-31476-HDH-11.”

On December 23, 2020, as previously disclosed, the Bankruptcy Court entered an order confirming the Company’s Revised Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”). On December 31, 2020 (the “Effective Date”), all of the conditions precedent to the Plan of Reorganization were satisfied.

Pursuant to the Plan of Reorganization, each outstanding share of the Company’s common stock as of the “rights offering/exchange determination date” will be exchanged (the “Exchange”) for (1) one new share of the Company’s stock and (2) a share purchase right entitling the holder to purchase its pro rata portion of shares available to eligible holders in the Rights Offering (as defined below). As previously disclosed, the Company anticipates the “rights offering/exchange determination date” will be the close of business on January 4, 2021. In accordance with the Plan of Reorganization, the Company will conduct a $40 million rights offering (the “Rights Offering”), under which eligible holders of the Company’s common stock may purchase up to $24 million of shares of the Company’s common stock at a purchase price of $1.10 per share, and Osmium Partners, LLC or its affiliates (the “Backstop Party”), may purchase up to $16 million of shares of the Company’s common stock at a purchase price of $1.10 per share. Pursuant to a backstop commitment agreement, the Backstop Party has agreed to purchase all unsubscribed shares in the Rights Offering. The Rights Offering will remain open until 4:00 central time, on February 1, 2021.

Following the Exchange, the CUSIP Number for the Company’s common stock will be 89904V 101. The Company’s common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will remain subject to the periodic reporting requirements under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

ABL Facility

On December 31, 2020, the Company and its subsidiaries entered into a Credit Agreement (the “ABL Credit Agreement”) with JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Bank of America, N.A. (collectively, the “Lenders”), which provides for a revolving credit facility in an aggregate amount of $110 million (the “ABL Facility”). The ABL Credit Agreement includes conditions to borrowings, representations and warranties, affirmative and negative covenants, and events of default customary for financings of this type and size. The ABL Credit Agreement requires the Company to maintain a minimum fixed charge coverage ratio if borrowing availability falls below certain minimum levels.

Under the terms of the ABL Credit Agreement, amounts available for advances would be subject to a borrowing base as described in the ABL Credit Agreement. Under the ABL Credit Agreement, borrowings under the ABL Facility initially will bear interest at a rate equal to the adjusted LIBOR rate plus a spread of 2.75% or the CB rate plus a spread of 1.75%.

The ABL Facility is secured by a first priority lien on all present and after-acquired tangible and intangible assets of the Company and its subsidiaries other than certain collateral that secures the Notes (as defined below). The commitments of the Lenders under the ABL Facility will terminate and outstanding borrowings under the ABL Facility will mature on the third anniversary of the closing of the ABL Facility.

The foregoing summary of the ABL Credit Agreement is qualified in its entirety by reference to the full text of the ABL Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

TCM Credit Agreement

On December 31, 2020, the Company and Tensile Capital Partners Master Fund LP (“TCM”) entered into a Credit Agreement (the “TCM Credit Agreement”). Pursuant to the TCM Credit Agreement, TCM provided a term loan of $25 million to the Company (the “Loan”).

Pursuant to the terms of the TCM Credit Agreement, the Loan has a maturity of 48 months from the date of issuance and bears interest at a rate of 14% per annum, with interest payable in-kind. Under the terms of the TCM Credit Agreement, the Loan is secured by a second lien on the collateral securing the ABL Facility and a first lien on certain other assets of the Company as described in the TCM Credit Agreement. The Loan is subject to optional prepayment after the first anniversary of the date of issuance at prepayment price equal to the greater of (1) the original principal amount of the Loan plus accrued interest thereon, and (2) 125% of the original principal amount of the Loan. The Loan is subject to mandatory prepayment in connection with a change of control of the Company as described in the TCM Credit Agreement. The TCM Credit Agreement also includes customary covenants and events of default.

The foregoing summary of the TCM Credit Agreement is qualified in its entirety by reference to the full text of the TCM Credit Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Sale Leaseback

On December 31, 2020, in accordance with that certain purchase and sale agreement, dated as of December 7, 2020 (the “Purchase and Sale Agreement”), among the Company and certain subsidiaries and PBV – 14303 Inwood, LP (the “Purchaser”), the Company completed the sale of its Dallas headquarters and warehouse facilities (the “Properties”) to the Purchaser for an aggregate purchase price of $70.25 million.

In connection with the closing of the sale of the Properties, on December 31, 2020, the Company and certain subsidiaries and the Purchaser entered into lease agreements under which the Company will lease the Properties following the close of the sale under the Purchase and Sale Agreement. The lease agreement of the headquarters facility (the “Headquarters Facility Lease Agreement”) will be for a term of 10 years and the lease of the warehouse facilities (the “Warehouse Facility Lease Agreement”) will be for an initial term of 2.5 years with an option to extend the warehouse facilities lease for one additional year.

The foregoing summary is qualified in its entirety by reference to the full text of the Purchase and Sale Agreement, Headquarters Facility Lease Agreement and Warehouse Facility Lease Agreement, copies of which are attached hereto as Exhibits 2.1, 10.3 and 10.4, respectively, and incorporated by reference herein.

Indemnification Agreement

In connection with the Effective Date, the Company adopted an updated form of director indemnification agreement (the “Indemnification Agreement”). The Indemnification Agreement provides generally that the Company will indemnify its directors to the fullest extent permitted under applicable law. A copy of the Indemnification Agreement is attached hereto as Exhibit 10.5.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under the heading “Sale Leaseback” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

In accordance with the terms of the Plan of Reorganization, effective as of December 31, 2020, the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) and the Company’s amended and restated bylaws (the “Amended and Restated Bylaws”) became effective.

Through the Amended and Restated Bylaws, the Company’s prior bylaws were amended to provide that the number of directors that will initially constitute the board of directors at the Effective Date is nine.

Through the Amended and Restated Certificate of Incorporation, the Company’s prior certificate of incorporation was amended by (1) increasing the number of authorized shares of common stock from 100 million shares to 200 million shares, (2) adding a provision restricting the issuance of non-voting equity securities as required by Section 1123 of the Bankruptcy Code, and (3) adding a provision designed to assist the Company in preserving certain tax attributes (the “Tax Benefits”), as discussed below.

In order to continue to assist the Company in preserving the Tax Benefits, the Amended and Restated Certificate of Incorporation imposes certain restrictions on the transferability and ownership of the Company’s capital stock (the “Ownership Restrictions”). Subject to certain exceptions, the Ownership Restrictions restrict (i) any transfer that would result in any person acquiring 4.5% or more of the Company’s common stock, (ii) any transfer that would result in an increase of the ownership percentage of any person already owning 4.5% or more of the Company’s common stock, or (iii) any transfer during the five-year period following the Effective Date that would result in a decrease of the ownership percentage of any person already owning 4.5% or more of the Company’s common stock. Pursuant to the Amended and Restated Certificate of Incorporation, any transferee receiving shares of common stock that would result in a violation of the Ownership Restrictions will not be recognized as a stockholder of the Company or entitled to any rights of stockholders. The Amended and Restated Certificate of Incorporation allows the Ownership Restrictions to be waived by the Company’s board of directors on a case by case basis. The board of directors has taken action to waive the restrictions with respect to sales of shares acquired in the Rights Offering by the Backstop Party.

The Ownership Restrictions will remain in effect until the earliest of (i) the repeal of Section 382 of the Internal Revenue Code or any successor statute if the board of directors determines the Ownership Restrictions are no longer necessary for preservation of the Tax Benefits, (ii) the beginning of a taxable year in which the board of directors determines no Tax Benefits may be carried forward, or (iii) such other date as shall be established by the board of directors.

The foregoing summary is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, copies of which are attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Purchase and Sale Agreement

3.1	Amended and Restated Certificate of Incorporation

3.2	Amended and Restated Bylaws

10.1	ABL Credit Agreement

10.2	TCM Credit Agreement

10.3	Headquarters Facility Lease Agreement

10.4	Warehouse Facility Lease Agreement

10.5	Form of Indemnification Agreement

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date: January 4, 2021	By:	/s/ Bridgett C. Zeterberg
Bridgett C. Zeterberg
Executive Vice President Human Resources,
General Counsel and Corporate Secretary